EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-63781) of Merrill Merchants Bancshares, Inc. of our report dated February 24, 2006, relating to the consolidated statements of financial condition of Merrill Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, which report is included in the December 31, 2005 annual report on Form 10-K of Merrill Merchants Bancshares, Inc.

/s/ Berry, Dunn, McNeil & Parker

Bangor, Maine
March 10, 2006